EXHIBIT 23.1

Consent of Independent Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 333-115783 of DTLL, Inc. of our report dated March 29, 2005 appearing in this annual report on Form 10-KSB of DTLL, Inc. for the year ended December 31, 2004.

/s/ Olsen Thielen & Co., Ltd.
Olsen Thielen & Co., Ltd.
March 29, 2005
St. Paul, Minnesota